Exhibit 10.74

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

March 5, 2013

Steve Zatz

c/o WebMD Health Corp.

111 Eighth Avenue

NY, NY 10011

Dear Steve,

This letter will confirm the terms of the amendment to your employment letter (the “Offer Letter”) with WebMD Health Corp. (the “Company” or “WebMD”) dated as of July 14, 2005 and as amended as of December 14, 2008 and July 14, 2011. The Offer Letter is amended, effective as of the date hereof, as follows:

1.	Section 2(b) of the Offer Letter is hereby amended to read in its entirety as follows:

“(b)(i) You will be entitled to receive an annual bonus of $276,250 for the year ended December 31, 2012 (the “2012 Bonus”), payable as follows: (A) $55,250 of the 2012 Bonus will be paid at the time that bonuses are paid to other executives of the Company for the year ended December 31, 2012, so long as you are employed on such date, and (B) subject to and in accordance with the terms of the Company’s Supplemental Bonus Plan and Section 6(a) below, an amount equal to $221,000 will be contributed into the Supplemental Bonus Trust..

(b)(ii) You will be eligible for an annual bonus for the year ended December 31, 2013, the target of which will be 70% of your base salary, with the opportunity to earn a total bonus of up to 200% of your bonus target (i.e., $600,000)(the “2013 Bonus”), as follows:

(A) Up to $300,000 will be payable based upon achievement of the 2013 revenue and earnings targets approved by the Compensation Committee, with input from the Board of Directors. Sixty percent (60%) of the $300,000 (i.e., $180,000) will be allocated to the achievement of the approved revenue target and forty percent (40%) of the $300,000 (i.e., $120,000) will be allocated to achievement of the approved earnings target. The Compensation Committee will also establish the amount of the payment associated with the levels of achievement within the approved revenue and earnings ranges.

(B) Up to $300,000 will be payable upon achievement of your individual 2013 performance goals provided to you (the “Performance Goals”). Any 2013 Bonus will be paid at the time that bonuses are paid to other executives of the Company for the year ended December 31, 2013 (to the extent applicable, such amount to be paid from the Supplemental Bonus Trust), so long as you are employed on such date, except as set forth in Section 9.

(b)(iii) For fiscal years subsequent to the year ending December 31, 2013, you will be eligible for an annual bonus, the target of which will be 65% of your base salary, but which amount will be determined in the sole discretion of the Compensation Committee or its designee.

(b)(iv) The determination as to whether the financial goals in Section 2(b)(ii)(A) and the Performance Goals in Section 2(b)(ii)(B) have been attained shall be made by the CEO and Compensation Committee in their sole discretion. Reasonable adjustments shall be made by the Compensation Committee to the goals in its discretion to reflect the effect of acquisitions/divestitures and any other circumstances. The financial goals in Section 2(b)(ii)(A) will be established within sixty (60) days of the date of this Agreement for the 2013 year.”

2.	A new Section 4(c) is added to read in its entirety as follows:

“(c) 2012 Options. On November 14, 2012, you were granted a nonqualified option (the “2012 Options”) to purchase 80,000 shares of common stock of WebMD Health under the Equity Plan. The per share exercise price is equal to the closing price of the Company’s common stock on the date of grant and the 2012 Options vest subject to your continued employment on the applicable vesting dates in equal annual installments of 50% commencing on November 14, 2013 (full vesting on November 14, 2014); provided that in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in either case, within twelve (12) months following a Change of Control (as defined below), the 2012 Option, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination. The 2012 Options shall have a term of ten years, subject to earlier termination in the event of termination of employment in accordance with the Equity Plan. The 2012 Options are evidenced by the Company’s form of option agreement.”

3.	A new Section 5(c) and a new Section 5(d) are added to read in their entirety as follows:

“(c) Subject to the approval of the Compensation Committee, you will be granted on March 1, 2013 (the “2013 First Restricted Stock Grant Date”), 10,000 shares of restricted stock of WebMD (the “2013 First Restricted Stock Grant”) under the terms of the Equity Plan. 100% of the 2013 First Restricted Stock Grant shall vest and the restrictions thereon lapse on the third anniversary of the 2013 First Restricted Stock Grant Date, subject to your continued employment on such date; provided that subject to your continued employment on March 15, 2014 if the CEO and Compensation Committee, in their sole discretion, determine that the financial goals in Section 2(b)(ii)(A) are fully achieved the 2013 First Restricted Stock Grant shall vest and the restrictions thereon shall lapse on such date. In addition, in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), the shares subject to the 2013 First Restricted Stock Grant shall vest in full and the restrictions thereon shall lapse. The 2013 First Restricted Stock Grant will be evidenced by the Company’s form of restricted stock agreement.

“(c) 2013 Restricted Stock. (a) Subject to the approval of the Compensation Committee, you will be granted on March 1, 2013 (the “2013 Second Restricted Stock Grant Date”), 10,000 shares of restricted stock of WebMD (the “2013 Second Restricted Stock Grant”) under the terms of the Equity Plan. 100% of the 2013 Second Restricted Stock Grant shall vest and the restrictions thereon lapse on the third anniversary of the 2013 Second Restricted Stock Grant Date, subject to your continued employment on such date; provided that subject to your continued employment on March 15, 2014 if the CEO and Compensation Committee, in their sole discretion, determine that the individual performance goals set by the Compensation Committee are fully achieved the 2013 Second Restricted Stock Grant shall vest and the restrictions thereon shall lapse on such date. In addition, in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), the shares subject to the 2013 Second Restricted Stock Grant shall vest in full and the restrictions thereon shall lapse. The 2013 Second Restricted Stock Grant will be evidenced by the Company’s form of restricted stock agreement.”

Section 6(a) of the Offer Letter is hereby amended to read in its entirety as follows:

“6(a). Termination of Employment without Cause.

(a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex A attached hereto), subject to Section 6(b) below and your continued compliance with the Trade Secret & Proprietary Information Agreement, (i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months (the “severance Period”); (ii) if your termination date is effective on or after July 1 of any year subsequent to December 31, 2013 but before the payment of bonuses for any such year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year to which the bonus relates, and (iii) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within thirty (30) days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than thirty (30) days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer. In the event of (i) a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), subject to Section 6(c) and your continued compliance with all restrictive covenant agreements to which you are bound, (i) you will be entitled to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months, (ii) you shall receive the 2012 Bonus referred to in Section 2(b)(i) above, payable in accordance with the provisions of Section 2(b)(i)(A) and Section 2(b)(i)(B), (iii) with respect to any 2013 Bonus referred to in Section 2(b)(ii) above, you shall receive the greater of (X) $300,000 or (Y) the portion of the 2013 Bonus achieved through the date of termination (to the extent applicable such amount to be paid from the Supplemental Bonus Trust), (iv) if your termination date is effective on or after July 1 of any year subsequent to December 31, 2013 but before the payment of bonuses for any such year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year to which the bonus relates, (v) any of your option grants to purchase shares of WebMD Health Corp. made on or before July 23, 2011, which remain outstanding at the time of such termination, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination, and (v) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within thirty (30) days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than thirty (30) days after payment. The term “Change of Control of WebMD” shall have the meaning ascribed to such term in the Equity Plan. In the event of termination of your employment for any other reason, you will receive compensation earned through the date of termination and your rights with respect to options and restricted stock will be as specified in the applicable option or restricted stock agreements..”

Except as modified by the terms of this Amendment, the terms of the Offer Letter (including, without limitation, Annex A thereto) remain in effect. Defined terms used herein shall have the meaning ascribed to such terms under the Offer Letter. Please acknowledge your agreement to the terms of this Amendment, by signing and returning a copy to me.

Sincerely,

/s/ Cavan Redmond

Cavan Redmond

Chief Executive Officer

Agreed to and Accepted by:

/s/ Steve Zatz
Steve Zatz

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